Exhibit 99.1

NEWS RELEASE

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Media Contact

Ryon Packer, VP

972.664.8072, rpacker@intrusion.com

Intrusion Inc. Elects James F. Gero to Board of Directors

Richardson, Texas — October 27, 2003 — Intrusion Inc. (NASDAQ: INTZ), (“Intrusion”) today announced that its Board of Directors elected James F. Gero to join the Intrusion Board.  Mr. Gero is Chairman of the Board and a principal stockholder of Sierra Technologies, Inc., which was formed in September 1991, and is a private investor.  Mr. Gero serves on the Boards of several other companies including Drew Industries, Orthofix, N.V., Thayer Aerospace, Clearwire Holdings, Inc., Greenleaf, Inc. and Suntx Capital.  Mr. Gero is a former Chairman and Chief Executive Officer of Varo Inc., a manufacturer of high technology systems.  Prior to becoming Chairman and CEO of Varo Inc., Mr. Gero served as Vice President and General Manager at Allied Signal Corporation.  Mr. Gero holds B.S. degrees from State University of New York and an M.B.A. degree from University of New Haven.

Mr. Gero fills the vacancy created on the Board resulting from the recent death of James P. Buchanan.

“We are very pleased and fortunate to have Jim Gero join our Board.  His background and experience will be valuable to Intrusion,” stated G. Ward Paxton, President, Chairman and CEO of Intrusion.

Mr. Gero will also serve on the Audit and Compensation Committees.

About Intrusion Inc.

Intrusion Inc. is a leading global provider of intrusion detection and security solutions for the information-driven economy. Intrusion’s suite of security products for governments and enterprises help protect critical information assets by quickly detecting, analyzing and responding to network- and host-based attacks. The company’s products include the Intrusion SecureNet™ line of leading network intrusion detection and the Intrusion PDS™ security appliances for Check Point Software Technologies’ market-leading VPN-1®/FireWall-1®. For more information, please visit www.intrusion.com